Exhibit 99.1

Biostage Reports 2017 Second Quarter Financial Results:
Closes $3M private placement

Secures guarantee to fund company through 2018 with future rights offerings

- Investor Chip Greenblatt and Dr. Saverio La Francesca appointed to Biostage Board of Directors –

- Cellspan Pediatric Esophageal Atresia Implant with FDA Priority Review Voucher elevated to lead program –

– Management to host business update conference call and webcast today at 9 AM ET –

Holliston, MA, Aug. 14, 2017 – Biostage, Inc. (Nasdaq: BSTG), (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancer, congenital abnormalities and other life-threatening conditions of the esophagus, bronchus and trachea, today announced financial results for the three and six months ended June 30, 2017.

The Company also provided an update on its clinical and financial progress. Closing this financing clears a major financial overhang for the company. A successful first-in-patient use of the Cellspan Esophageal Implant via FDA-approved single-use expanded access program provided a meaningful validation of the company’s technology. Additionally, the company provided a rationale for elevating the pediatric esophageal atresia indication to their lead program. The large unmet medical need and the lack of surgical alternatives was validated by several key pediatric surgeons and advisors and provided a superior value case as compared to the adult esophageal indication. The company will continue development of both programs now prioritizing the pediatric atresia indication as the lead program. As previously announced, Biostage management will host a business update conference call and live webcast, with accompanying presentation slides, for investors, analysts and other interested parties today at 9 AM ET (details below).

Recent Highlights

•	Successful first-in-patient use of Cellspan Esophageal Implant via FDA-approved single-use expanded access program;
•	Securities Purchase Agreement with key investor closes and sets the path for funding of the company through 2018 and with the exercise of outstanding warrants to the end of 2019;
•	Pediatric Esophageal Atresia indication demonstrates greatest value following development review of the Cellspan platform; and
•	Company granted continued listing on NASDAQ.

A meaningful moment for Biostage

By securing the financing to extend the runway of the company through 2018, Biostage is well positioned to advance its Cellframe technology to the clinic. “I have been a long time investor in Biostage,” commented Chip Greenblatt of First Pecos. “I strongly believe in the technology, and the potential to dramatically help kids and want to see the company increase its value and have enough cash to get to the finish line.” Additionally, successful first-in-patient use of the Cellspan Esophageal Implant is an important milestone for Biostage. Further, the company announced several positive data updates during the quarter. Biostage continues to work closely with key collaborators and advisors to validate its Cellspan’s scientific and clinical value.

A key company goal of 2017 was to transition Biostage to a clinical-stage company. The company’s most recent financial news and in-human use demonstrates Biostage is making strong progress in its clinical-stage transition. “In summary, the financial and clinical validation of the company has now created a funding runway through 2018,” commented Jim McGorry, CEO of Biostage. “This is a material moment for Biostage as the Company has reduced its technical risk and is pursuing a speed to market strategy. We are delighted to extend Biostage’s horizon with a key investment from a long-term strategic investor.”

Rationale to prioritize pediatric atresia to lead program

In conjunction with the financing arrangement, the company is reprioritizing its product development program based on greatest unmet medical need, analysis of surgical options, physician validation and investor preference. Of the current programs, the Cellspan Esophageal Implant program to treat pediatric esophageal atresia provides the greatest overall value and shortest time to a commercial product. Therefore, the company will elevate the pediatric program to its lead program; it will continue to advance the Cellspan Esophageal Implant adult program, but will not file an IND at this time. The company also believes the pediatric esophageal atresia program needs to advance in the first position with the FDA to ensure eligibility for the pediatric voucher program that could potentially provide tens of millions of dollars of non-dilutive financing for additional development in other indications.

“Pediatric esophageal atresia is a condition with a tremendous unmet medical need,” commented Dr. Saverio La Francesca, President and CMO of Biostage. “We have had significant progress in our esophageal atresia program and expect faster recruitment in clinical trials based on the feedback received from the medical community. Biostage continues to receive strong clinical interest from the pediatric surgeon community. This reprioritization focuses our technology on the greatest unmet need and makes more certain our eligibility for a Priority Review Voucher through the FDA.”

Summary of Financial Results for Second Quarter Ended 2017

For the three months ended June 30, 2017, the Company reported a net loss of approximately $3.6 million, or a net loss per diluted share of $0.10, compared to a net loss of approximately $2.7 million, or a net loss per diluted share of $0.17 for the three months ended June 30, 2016. The increase of $0.9 million or 33% is primarily attributable to additional spending within research and development on outsourced preclinical studies and employee cost of $1.0 million, and a decrease in the gain on the change in the fair value of warrants of $0.1 million. These were partially offset by a decrease in general and administrative costs of $0.2 million primarily related to the non-recurrence of re-branding costs incurred in 2016.

For the six months ended June 30, 2017, the Company reported a net loss of approximately $7.4 million, or a net loss per diluted share of $0.23, compared to a net loss of approximately $5.2 million, or a net loss per diluted share of $0.35 for the six months ended June 30, 2016. The increase of $2.2 million or 42% is primarily attributable to additional spending within research and development on outsourced preclinical studies, scientific conferences, and employee-related costs totaling $1.7 million. Also contributing to the increased loss was the change in the fair value of warrants of $0.8 million. These were partially offset by a decrease in general and administrative costs of $0.3 million primarily related to decreased non-cash share-based compensation to employees and non-recurrence of re-branding costs incurred in 2016.

“Q2 was a great quarter for Biostage on many fronts; clinically, scientifically and financially. We are extremely pleased with the closing of the private placement and the signing of the definitive agreement with First Pecos, LLC. This funding will eliminate the financial overhang and will help fund the company’s pediatric program. Additionally, the future rights offering will allow our shareholders to avoid involuntary dilution in future offerings,” concluded Mr. McGorry.

Conference Call and Webcast Details:

Please click here to access the link to the webcast and slides available for download.

Date and Time:	Today, Monday, August 14, at 9:00 am ET
Call Dial In #:	877-407-8293 U.S. or 201-689-8349 Int’l
Live webcast/replay:	http://ir.biostage.com/Q2-2017-results
Telephone replay:	877-660-6853 U.S. or 201-612-7415 Int'l
Access ID #13666745

About Biostage

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's new Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative preclinical studies. Preclinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice ("GLP") regulations, for the Company's Cellspan Esophageal Implant product candidate are ongoing.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the private placement, any rights offerings, development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which closings, offerings, expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products and our ability to complete the private placement on a timely basis or at all; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7321

tmcnaughton@biostage.com

Media Contacts:

Maggie Beller

Russo Partners LLC

646-942-5631

maggie.beller@russopartnersllc.com

EXHIBIT 1

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash	$3,424	$2,941
Accounts receivable	-	42
Prepaid expenses	178	291
Other current assets	97	212

Total current assets	3,699	3,486
Property, plant and equipment, net	957	1,065

Total assets	$4,656	$4,551

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$687	$962
Accrued and other current liabilities	1,164	1,210
Warrant liabilities	1,525	605

Total current liabilities	3,376	2,777

Total liabilities	$3,376	$2,777

Stockholders’ equity:
Undesignated Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Series B convertible preferred stock, $0.01 par value; 1,000,000 shares authorized; 695,857 shares issued and none outstanding	-	-
Common stock, $0.01 par value; 120,000,000 shares and 60,000,000 shares authorized as of June 30, 2017 and December 31, 2016, respectively, and 37,116,570 and 17,108,968 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	371	171
Additional paid-in capital	44,671	37,921
Accumulated deficit	(43,762)	(36,318)

Total stockholders’ equity	1,280	1,774

Total liabilities and stockholders’ equity	$4,656	$4,551

EXHIBIT 2

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016

Revenues	$-	$28	$-	$28
Cost of revenues	-	44	-	44
Gross profit (deficit)	-	(16)	-	(16)

Operating expenses:
Research and development	2,688	1,676	4,757	3,054
Selling, general and administrative	1,039	1,230	2,018	2,324
Total operating expenses	3,727	2,906	6,775	5,378

Operating loss	(3,727)	(2,922)	(6,775)	(5,394)

Other income (expense):
Change in fair value of warrant liability	124	210	(669)	210
Other expense	-	-	-	-
	124	210	(669)	210

Loss before income taxes	(3,603)	(2,712)	(7,444)	(5,184)
Income taxes	-	-	-	-

Net loss	$(3,603)	$(2,712)	$(7,444)	$(5,184)

Basic and diluted net loss per share	$(0.10)	$(0.17)	$(0.23)	$(0.35)
Weighted average common shares, basic and diluted	37,117	15,535	32,143	14,822

EXHIBIT 3

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(7,444)	$(5,184)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	397	665
Depreciation	236	224
Change in fair value of warrant liability	669	(210)
Changes in operating assets and liabilities:
Accounts receivable	42	(19)
Inventories	-	28
Prepaid expenses and other current assets	228	174
Accounts payable	(275)	230
Accrued and other current liabilities	(46)	108

Net cash used in operating activities	(6,193)	(3,984)

Cash flows from investing activities
Additions to property and equipment	(125)	(217)
Net cash used in investing activities	(125)	(217)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants, net of issuance costs	6,801	4,496
Proceeds from issuance of common stock, net of issuance costs	-	349

Net cash provided by financing activities	6,801	4,845

Net increase in cash	483	644
Cash at beginning of period	2,941	7,456
Cash at end of period	$3,424	$8,100